NEOLANE

2008 STOCK OPTION PLAN

TABLE OF CONTENTS

Page

1.	Purposes of the Plan	1
2.	Definitions	1
3.	Shares Subject to the Plan	3
4.	Administration of the Plan	3
	4.1 Procedure	3
	4.2 Powers of the Administrator	4
	4.3 Effect of Administrator’s Decision	4
5.	Limitations	5
6.	Term of plan	5
7.	Term of Option	5
8.	Options Exercise Price and Consideration	5
	8.1 Subscription or purchase Price	5
	8.2 Waiting Period and Exercise Dates	5
	8.3 Form of Consideration	6
9.	Exercise of Option	6
	9.1 Procedure for Exercise; Rights as a Shareholder	6
	9.2 Termination of the Optionee’s Continuous Status as Beneficiary	7
	9.3 Disability of Optionee	7
	9.4 Death of Optionee	8
10.	Non-Transferability of Options	8
11.	Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale	8
	11.1 Changes in capitalization	8
	11.2 Dissolution or Liquidation	8
	11.3 Change of control, Merger or Asset Sale	9
12.	Date of Grant	9
13.	Amendment and Termination of the Plan	9
	13.1 Amendment and Termination	9
	13.2 Effect of amendment or termination	9
14.	Liability of Company	10
15.	Shareholders’ Approval	10
16.	Law, Jurisdiction and Language	10

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TABLE OF CONTENTS
(continued)
Page

STOCK OPTION PLAN Addendum - United States	11
Part I NOTICE OF STOCK OPTION GRANT	14
Part II TERMS AND CONDITIONS	17
EXHIBIT A
EXERCISE NOTICE	19

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NEOLANE
2008 STOCK OPTION PLAN

In accordance with the authorization granted by the combined extraordinary and ordinary general shareholders’ meeting of the 31st of March 2008, the management board decided on the 31st of March 2008 in conformity with the provisions of Articles L. 225-177 et. seq. of the French Commercial Code, to adopt the 2008 stock option plan of Neolane, the terms and conditions of which are set out below.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are:

-	to attract and retain the best available personnel for positions of substantial responsibility with the Company and its Affiliated Companies;

-	to provide additional incentive to Beneficiaries; and

-	to promote the success of the Company’s business.

2.	DEFINITIONS

(a)	“Share” means a share of the Company

(b)
“Shareholders Authorization” means the authorization given by the shareholders of the Company in the combined extraordinary and ordinary general meeting held on the 31st of March 2008 as increased or amended from time to time by a further general meeting of the shareholders enabling the Board to grant Options.

(c)	“Optionee” means a Beneficiary who holds at least one outstanding Option.

(d)	“Share Capital” means the issued and paid up capital of the Company.

(e)	“Board” means the management board of the Company.

(f)
“Option Agreement” means a written agreement entered into between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(g)	“Date of Grant” means the date of the decision of the Board to grant the Options.

(h)	“Date of Dismissal” means the date of the receipt by the employee of his or her dismissal letter.

(i)	“Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

(j)	“Beneficiary” means the president and the members of the management board (président et membres du directoire), the general manager (directeur général) and the deputy general managers (directeurs

généraux délégués) or, as the case may be, the president of the board of directors (président du conseil d’administration) of the Company as well as any individual employed by the Company or by any Affiliated Company under the terms and conditions of an employment contract, it being specified that a term of office of Director or director of an Affiliated Company (remunerated or not) shall not be deemed to constitute an employment relationship.

(k)	“Administrator” means the management board of the Company which shall administer the Plan in accordance with Section 4 of the Plan.

(l)
“Disability” means, with respect to French nationals or citizens, a disability qualifying for the second and third categories set forth by Article L 341-4 of the French Social Security Code and declared further to a medical examination provided for in article R. 241-51 of the Labor Code or pursuant to any similar provision applicable to a foreign Affiliated Company.

(m)	“Law” means French Commercial Code.

(n)
“Retirement”means, pursuant to article L. 122-14-13 of the French Labor Code, the retirement, upon the employer’s discretion, at full rate of an employee who has reached the age giving right to retirement, or any similar provision applicable to a foreign Affiliated Company.

(p)	“Option” means an option to purchase or subscribe Shares granted pursuant to the Plan.

(q)	“Plan” means the 2008 Stock Option Plan.

(r)	“Option Exchange Program” means a program whereby outstanding Options are surrendered in exchange for Options with different exercise conditions.

(s)
“Continuous Status as a Beneficiary” means as regards the president of the board of directors, the general manager, the deputy general manager or, as the case may be, the president and the members of the management board that the term of their office has not been terminated and, as regards an employee that the employment relationship between the Beneficiary and the Company or any Affiliated Company is not terminated. Continuous Status as a Beneficiary shall not be considered terminated in the case of (i) any leave of absence having received a prior approval from the Company, or (ii) transfers between locations of the Company or between the Company or any Affiliated Company or the contrary or also from an Affiliated Company to another Affiliated Company. Leaves of absence which must receive a prior approval from the Company for the non-termination of the Continuous Status as a Beneficiary shall include leaves of more than three (3) months for illnesses or conditions about which the employee has advance knowledge, military leave, or any other personal leave.

(t)	“Company” means Neolane, a corporation organized under the laws of the Republic of France.

(u)	“Affiliated Company” means a company which conforms with the criteria set forth in Article L. 225-180 of the Law as follows:

-	companies of which at least ten per cent (10%) of the share capital or voting rights is held directly or indirectly by the Company;

-	companies which own directly or indirectly at least ten per cent (10%) of the share capital or voting rights of the Company; and

-
companies of which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least fifty percent (50%) of the share capital or voting rights of the Company,

(v)	“Fair Market Value” means the value for one Share as determined in good faith by the Administrator, according to the following provisions, as provided in the Shareholder Authorization:

(i) as long as the Shares are not listed on a regulated market of the European Union, on the National Association of Securities Dealers Inc. Automated Quotation (“NASDAQ”) System or on any nationally recognized stock exchange in the United States, the subscription or purchase price will be determined in accordance with the provision of article L. 225-177 of the French Commercial Code;

(ii) from the date on which the Company is listed on a regulated market of the European Union, on the National Association of Securities Dealers Inc. Automated Quotation (“NASDAQ”) System, or on any nationally recognized stock exchange in the United States, the Board may determine the subscription or purchase price of a share by reference to the closing sales price of one share on such regulated market as of the day of the decision of the Board to grant the options. However, if higher than the closing sales price as of the date of grant, the purchase or subscription price may be set at ninety five per cent (95%) of the average of the closing sales price for a share as quoted on said stock exchange market during the twenty market trading days prior to the day of the Board’s decision to grant the option;

it being specified that, when an Option entitles the holder to purchase shares previously repurchased by the Company, the exercise price, notwithstanding the above provisions and in accordance with applicable law, may not be less than 80% of the average purchase price paid by the Company for all shares so previously repurchased.

This price settled for the subscription or purchase of share shall not be modified during the period in which the option may be exercised. However, if the Company makes one of the operations mentioned in article L 225-181 of French Commercial Code, it must take all necessary measures to protect optionee’s interests in the conditions provided for by article L 228-99 of the French Commercial Code. In case of issuance of securities granting the common stock access, as well as in case of company’s merger or scission, the Board may decide, for a limited period of time, to suspend the exercisability of the Options.

3.	SHARES SUBJECT TO THE PLAN

Subject to the provisions of Section 11 of the Plan and pursuant to the Shareholder Authorization, the maximum aggregate number of Shares which may be optioned and issued under the Plan is equal to 240 000 with a nominal value of 1,11 euros, adjusted to take into account any operation of split or grouping of shares.

Should the Option expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.	ADMINISTRATION OF THE PLAN

4.1    Procedure

The Plan shall be administered by the Administrator.

4.2    Powers of the Administrator

Subject to the provisions of the Law, the Shareholder Authorization and the Plan the Administrator shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Shares, in accordance with Section 2 (v) of the Plan;

(ii)	to determine the Beneficiaries to whom Options may be granted hereunder;

(iii)	to select the Beneficiaries and determine whether and to what extent Options are granted hereunder;

(iv)	to approve or amend forms of agreement for use under the Plan;

(v)
to determine the terms and conditions of any Options granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine with the exception of the exercise price; it being specified that the Administrator’s discretion remains subject to the rules and limitations set forth in this Plan and in the Law;

(vi)	to construe and interpret the terms of the Plan and Options granted pursuant to the Plan;

(vii)
to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(viii)
to modify or amend each Option (subject to the provisions of Section 13.2 of the Plan), including the discretionary authority to extend the post-termination exercise period of Options after the termination of the employment agreement or the end of the term of office, longer than is otherwise provided for in the Plan (but in no event past the date described in Section 7, or any addendum to the Plan);

(ix)	to authorize any person to execute or sign on behalf of the Company any instrument required to effect the grant of an Option previously granted by the Administrator;

(x)	to decide to implement an Option Exchange Program;

(xi)	to determine the terms and restrictions applicable to Options; and

(xii)	to make all other determinations deemed necessary or appropriate for administering the Plan.

4.3    Effect of Administrator's Decision.

The Administrator’s decisions, determinations and interpretations shall be final and binding on all Optionees.

5.    LIMITATIONS

(a) The Options are governed by Articles L 225-177 and following of the Law. They are not part of the employment agreement or of the office which has allowed the Optionee to be granted the Option. Neither does it constitute an element of the Optionee’s consideration.

Neither the Plan nor any Option shall confer upon an Optionee any right with respect to continuing the Optionee’s employment or his term of office with the Company or any Affiliated Company, nor shall they interfere in any way with the Optionee’s right or the Company’s or Affiliated Company’s right, as the case may be, to terminate such employment or such term of office at any time, with or without cause.

(b)    Other than as expressly provided hereunder, no member of the supervisory board of the Company or of the board of directors (in the event of change of management formula of the Company) or of an equivalent management body of an Affiliated Company shall be as such eligible to receive an Option under the Plan.

6.    TERM OF PLAN

Subject to the approval of the shareholders of the Company in accordance with Section 15 of the Plan, the Plan shall be effective and Options may be granted as of the 31st of March 2008, the date of the Plan’s adoption by the Board. Options may be granted hereunder until 31st of December 2008. It shall continue in effect until the date of termination of the last Option in force, unless terminated earlier under Section 13 of the Plan.

7.    TERM OF OPTION

The term of each Option shall be stated in the Notice of Grant as ten (10) years from the date of grant, in accordance with the Shareholder Authorization.

8.    OPTIONS EXERCISE PRICE AND CONSIDERATION

8.1    Subscription or purchase Price

The per Share subscription or purchase price for the Shares to be issued or sold pursuant to exercise of an Option shall be determined by the Administrator on the basis of the Fair Market Value.

8.2    Waiting Period and Exercise Dates

At the time an Option is granted, the Administrator shall determine in the Notice of Grant the period within which the Option may be exercised and any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period in the Company or an Affiliated Company.
The exercise period mentioned in the Notice of Grant shall be extended by the period during which the employment contract of the Optionee will be suspended. Notwithstanding the foregoing, the exercise period of the Options will not be extended in the following circumstances:

-	maternity leave,

-	paternity leave,

-	illness triggering, over a period of twelve months, an absence or a cumulative absence of three months at least,

-	work related accident triggering, over a period of twelve months, an absence or a cumulative absence of at least three months.
Notwithstanding the foregoing, the exercise period of the Options shall not exceed 10 years as from the Date of Grant pursuant to the provisions of Section 7 of the Plan.

8.3    Form of Consideration

The consideration to be paid for the Shares to be issued or purchased upon exercise of Options, including the method of payment, shall be determined by the Administrator. Such consideration shall consist entirely of an amount in Euro corresponding to the exercise price which shall be paid either by:

(1)    wire transfer; or
(2)    check; or
(3)    offset between receivables; or
(4)    any combination of the foregoing methods of payment.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

9.    EXERCISE OF OPTION

9.1    Procedure for Exercise; Rights as a Shareholder

Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives : (i) written notice of exercise (in accordance with the provisions of the Option Agreement) together with a share subscription or purchase form (bulletin de souscription ou d’achat) duly executed by the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued or sold upon exercise of an Option shall be sold to or issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and the Optionee provides the Company with either the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the

Company upon exercise of the Option, in place of the Optionee or, the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

Upon exercise of an Option, the Shares issued or sold to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

However, as an exception to the above, the Shares sold or issued, as a result of the exercise of an Option, pursuant to the exercise of an Option to a Beneficiary who is, at the Date of Grant of the Option, president of the board of directors, general manager, deputy general manager, president and member of the management board or employee of the Company or of an Affiliated Company having its registered office in France shall be held in the nominative form and shall not be sold prior to the earliest of four (4) years from the date of grant of the Option without exceeding three (3) years from the date of exercise of the Option even if, in the meantime, the Beneficiary looses the Continuous Status as a Beneficiary. This prohibition of sale will be mentioned in the shareholder’s account of the Company. However, this restriction will not be applicable in case of death or Incapacity of the Beneficiary. In addition, this restriction will not be applicable in case of Dismissal or Retirement of the Beneficiary, if the Options have been exercised at least three months before the Date of Dismissal or Retirement.

In the event that a Beneficiary infringes one of the above mentioned commitments, such Beneficiary shall be liable for any consequences resulting from such infringement for the Company and undertakes to indemnify the Company in respect of all amounts payable by the Company in connection with such infringement.

Granting of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available for purposes of the Plan, by the number of Shares as to which the Option may be exercised.

9.2    Termination of the Optionee’s Continuous Status as Beneficiary

Upon termination of an Optionee’s Continuous Status as a Beneficiary, other than upon the Optionee’s death or Disability, the Optionee may exercise his or her Option, but only within such period of time as is specified in the Notice of Grant, and only for the part of the Option that the Optionee was entitled to exercise at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). Unless a longer period is specified in the Notice of Grant, the Option shall remain exercisable for (3) three months following the Optionee’s termination of Continuous Status as a Beneficiary. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

In the event that an Optionee’s Continuous Status as a Beneficiary terminates as a result of the Optionee’s dismissal for willful misconduct « faute lourde » or serious misconduct “faute grave”, the Option, which would not have been exercised at the notification date of the dismissal, shall terminate, and the Shares covered by such Option shall revert to the Plan.

9.3    Disability of Optionee

In the event that an Optionee’s Continuous Status as a Beneficiary terminates as a result of the Optionee’s Disability, the Optionee may exercise his or her Option at any time within six (6) months from the date of such termination, but only to the extent this Option is exercisable at the time of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the Shares covered by the unexercised portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

9.4    Death of Optionee

In the event of the death of an Optionee during the term of the Option, the Option may be exercised at any time within six (6) months following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent this Option is exercisable at the time of death. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the Shares covered by the unexercised portion of the Option shall immediately revert to the Plan. If, after death, the Optionee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

10.    NON-TRANSFERABILITY OF OPTIONS

An Option may not be sold, pledged, assigned, mortgaged, transferred or disposed of in any manner other than by will or by laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

11.1    Changes in capitalization

In the event of the carrying out by the Company of any of the financial operations pursuant to Article L 225-181 of the Law as follows:

-	amortization or reduction of the share capital,

-	amendment of the allocation of profits,

-	distribution of free shares,

-	capitalization of reserves, profits, issuance premiums,

-	the issuance of shares or securities giving right to shares to be subscribed for in cash or by set-off of existing indebtedness offered exclusively to the shareholders,

-	stock splits;

-	stock dividends.

the Company shall take the required measures to protect the interest of the Beneficiaries in the conditions set forth in article L. 228-99 of the Law.

11.2    Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date determined by the Administrator and give each Optionee the right to exercise his or her Option as to Shares for which the Option would not otherwise be exercisable.

11.3    Change of control, Merger or Asset Sale

In the event of a merger of the Company into another corporation, of the sale of substantially all of the assets of the Company, or of the sale by one or several shareholders of the Company to one or several third parties of a number of Shares resulting in a transfer of control (within the meaning of article L 233-3 of the Law) of the Company to said third partie(s) (an “Operation”), each outstanding Option shall be assumed or an equivalent option or right shall be substituted by the successor corporation or an affiliated company of the successor corporation.

In the event that the successor corporation, or an affiliated company of the successor corporation, refuses to assume or substitute for the Option, the Option shall vest and become exercisable in full, should the Administrator decide so. If an Option becomes exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option will terminate upon the expiration of such period.

For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation, or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

12.    DATE OF GRANT

The Date of Grant of an Option shall be, for all purposes, the date on which the Administrator decides to grant such Option. Notice of Grant shall be provided to each Optionee within a reasonable time after the Date of Grant.

13.    AMENDMENT AND TERMINATION OF THE PLAN

13.1    Amendment and Termination

The Administrator may at any time amend, alter, suspend or terminate the Plan, it shall obtain the shareholders’ approval of any Plan amendment to the extent necessary (including the requirements of any exchange or quotation system on which Shares may then be listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

13.2    Effect of amendment or termination

No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company.

14.    LIABILITY OF COMPANY

14.1.    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by any counsel to the Company to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14.2.    The Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliated Companies was not able to exercise the Options or acquire the Shares.

15.    SHAREHOLDERS’ APPROVAL

The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months of the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under the Law.

16.    LAW, JURISDICTION AND LANGUAGE

This Plan shall be governed by and construed in accordance with the laws of France. The relevant court of the registered office of the company shall be exclusively competent to determine any claim or dispute arising in connection herewith.

The Company, the Board and the Optionees recognize that the Plan has been prepared both in the French and the English language. The French version is the version that binds the parties; notwithstanding this, the English version represents an acceptable translation and, consequently, no official translation will be required for the interpretation of the Plan.
*
* * *

2008 STOCK OPTION PLAN
Addendum - United-States

Dated 31st March, 2008
The US Sub-Plan was approved on the 31st of March 2008 by the Management Board of the Company, and is effective and enforceable.

1.    Introduction

The Plan was approved by the Board of the Company on the 31st of March 2008 , and will be or was approved by the stockholders of the Company within twelve months, for the benefit of certain employees of the Company, its parent, subsidiaries and affiliate companies.

Section 13.1 of the Plan authorizes the Board to administer the Plan, i.e., to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. In this respect, the Board may establish sub-plans, approved by the shareholders of the Company, to meet the objectives and purpose of the Plan in the event any benefit under the Plan is granted to an employee who is employed or providing services outside France and who is not compensated from a payroll maintained in France.

The Board has determined that it is desirable to establish a sub-plan for the purposes of permitting the options to qualify for favorable local tax and social security treatment in the United-States.

The terms of the Plan shall, subject to the modifications in the following rules, constitute the rules of the 2008 Stock Option Plan of Neolane for employees residing in the United-States for tax purposes (the “US Sub-Plan”).

2.    Definitions

Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

(a)
“Applicable U.S. Laws” means the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code in force in the United States of America.

(b)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(c)
“Continuous Status as a Beneficiary” means as regards the president of the board of directors, the general manager, the deputy general manager or, as the case may be, the president and the members of the management board that the term of their office has not been terminated and, as regards an employee that the employment relationship between the Beneficiary and the Company or any Affiliated Company is not terminated. Continuous Status as a Beneficiary shall not be considered terminated in the case of (i) any leave of absence having received a prior approval from the Company or requiring no prior approval under U.S. laws, or (ii) transfers between locations of the Company or between the Company or any Affiliated Company or the contrary or also from an Affiliated Company to another Affiliated Company. Leaves of absence which must receive a prior approval from the Company for the non-termination of the Continuous Status as a Beneficiary shall include leaves of more than three (3) months for illnesses or conditions about which the employee has advance knowledge, military leave, or any other personal leave. For purposes of U.S. Beneficiaries and

Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute contract or Company policies. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by a U.S. Beneficiary shall cease to be treated as an Incentive Stock Option and shall be treated for U.S. tax purposes as a Non-Statutory Stock Option.

(d)
“Disability” means, with respect to U.S. residents, a disability that renders a Beneficiary unable to perform the essential functions of such person’s position with the Company or any Subsidiary as determined in his or her employment agreement, as the case may be, by the Board, with any dispute regarding the existence of such incapacity to be resolved by a physician selected by the Board and agreeable to the Beneficiary in his or her reasonable discretion. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option held by a U.S. Beneficiary shall be exercisable for 3 months following the date of such U.S. Beneficiary’s termination of the Continuous Status with the Company or any Subsidiary as a result of a Disability; provided, however, that if such Disability qualifies as a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, the U.S. Beneficiary shall have 6 months following termination of employment to exercise his or her Incentive Stock Option.

(e)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(f)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(g)	“Non-Statutory Stock Option” means an Option which does not qualify as an Incentive Stock Option.

(h)	“Officer” means a U.S. Beneficiary designed by the Company or an Affiliated Company, as the case may be, as an officer (as defined in section 16 of the Exchange Act and its regulations)

(i)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the United States Internal Revenue Code of 1986, as amended.

(j)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(k)	“U.S. Beneficiary” means a Beneficiary of the Company or a Subsidiary of the Company residing in the United States or otherwise subject to United States’ laws and regulations.

(l)	“U.S. Optionee” means a US Beneficiary who holds at least one outstanding option.

3.    Limitations

In the case of U.S. Beneficiaries, each Option shall be designated in the Notice of Grant either as an “Incentive Stock Option” or as a “Non-Statutory Stock Option”. Incentive Stock Options may only be granted to U.S. Optionees of the Company or a Subsidiary who meet the definition of “employees” under Section 3401(c) of the Code.

Nevertheless, the aggregate Fair Market Value of the Shares covered by Incentive Stock Options granted under the Plan or any other stock option program of the Company (or any Parent or Subsidiary of the Company) that become exercisable for the first time in any calendar year shall not exceed U.S. $100,000: to the extent the aggregate Fair Market Value of such Shares exceeds U.S. $100,000, the Options covering those Shares the Fair Market Values of which causes the aggregate Fair Market Value of all such Shares to be in excess of U.S. $100,000 shall be treated as Non-Statutory Options. Incentive Stock Options shall be taken into account in the order in which they were granted, and the aggregate Fair Market Value of the Shares shall be determined as of the Date of Grant.

4.    Options Exercise Price, Consideration and Term

The per Share subscription or purchase price for the Shares to be issued or sold pursuant to exercise of an Option shall be determined by the Administrator on the basis of the Fair Market Value.

In the case of an “Incentive Stock Option” granted to a U.S. Beneficiary who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting rights of all classes of stock of the Company or any Parent or Subsidiary of the Company and, to the extent such Beneficiary is permitted by the Law to receive Option grants, the per Share subscription or purchase price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

In the case of a “Non-Statutory Stock Option” granted to any U.S. Beneficiary, the per Share subscription or purchase price shall be no less than 100% of the Fair Market Value per Share on the Date of Grant.

The exercise period for Incentive Stock Options granted to U.S. Beneficiaries who hold ten percent (10%) or greater of the Company’s outstanding share capital shall not exceed five (5) years following the date of grant and will be so specified in the Notice of Grant.

5.    Conditions upon issuance of shares

(a)    Legal Compliance

Shares held by a U.S. Optionee shall not be sold or issued pursuant to the exercise of an Option unless the exercise of such Option, and the issuance or sale and delivery of such Shares shall comply with all relevant provisions of law including, without limitation, the Law, the “Securities Act” of 1933, as amended, the “Exchange Act”, the rules and regulations promulgated thereunder, Applicable U.S. Laws and the requirements of any stock exchange upon which the Shares may then be listed.

(b)    Investment Representations

As a condition to the exercise of an Option by a U.S. Optionee, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being subscribed or purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

NEOLANE
STOCK OPTION GRANT AGREEMENT
Part I
NOTICE OF STOCK OPTION GRANT

<Option Holder name and address>

You have been granted Options to subscribe Shares of the Company, subject to the terms and conditions of the 2008 Stock Option Plan (the “Plan”), the US sub-plan (“US Sub-Plan”), and this Option Agreement. Options are governed by Articles L 225-177 and following of the French Commercial Code. They are not part of the employment agreement or of the office which has allowed the Optionee to be granted the Options. Neither does it constitute an element of the Optionee’s consideration. Unless otherwise defined herein, the terms defined in the Plan and the US Sub-Plan shall have the same defined meanings in this Option Agreement.

Date of Grant(1):	xx/xx/xxxx
Vesting Commencement Date(2):	xx/xx/xxxx
Exercise Price per Share:	EUR x.xx
Total Number of Shares Granted:	xx,xxx
Total Exercise Price:	EUR xx,xxx.xx
Type of Options:	<type of option>
Term/Expiration Date(3):	xx/xx/xx+10

Validity of the Options:

The Options will be valid as from the Date of Grant subject to the condition precedent that the Optionee executes and returns to the Company the documents referred to under section 1.2. of Part II of the Stock Option Grant Agreement.

Vesting Schedule:

The Options may be exercised by their holder on the basis of the following initial timetable:
- 25% of the Options at the expiry of a period of twelve (12) months as of Vesting Commencement Date,

- then the remaining 75%, per equal fraction at the end of each quarter expired as from the expiry of the initial period of twelve month, and for a period of thirty-six (36) months.

Termination Period:

The Options may be exercised for (3) three months after termination of the Optionee’s Continuous Status as a Beneficiary, to the extent the Options are exercisable at the time of termination.

(1)	date of the management board meeting having allocated the Option

(2)	date chosen by the management board as the date of beginning of the vesting schedule or, if not, date of granting of the Option by the management board

(3)	date of termination of the Option (article 7 of the Plan)

Save as provided in the Plan and in the US Sub-Plan, in no event shall the Options be exercised later than the Term/Expiration Date as provided above. Should the Options expire or become unexercisable for any reason without having been exercised in full, the unsubscribed Shares which were subject thereto shall, unless the Plan or the US Sub-Plan shall have been terminated, become available for future grant under the Plan and the US Sub-Plan.

By his signature and the signature of the Company’s representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the US Sub-Plan and this Option Agreement. The Optionee has reviewed the Plan, the US Sub-Plan and this Option Agreement in their entirely, has had the opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan, the US Sub-Plan and Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the US Sub-Plan and Option Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Special conditions after the exercise of the Options:

1-	Special condition in the event of transfer of shares subscribed for following the exercise of the Options

Each Option holder acknowledges that any transfer of shares subscribed for following the exercise of all or part of his Options shall be subject to a pre-emptive right in favour of the founders of Neolane, viz. Mr Stéphane Dehoche, Mr Thomas Boudalier, Mr Stéphane Dietrich, Mr Benoît Gourdon, Mr Philippe Ferdinand, and Mr Neil Anderson (the “Founders”), and in favour of the investors, viz. Auriga Ventures II, Mr Gilles Quéru, Poste Innovation 7 and Poste Innovation 10 (the “Investors”), collectively known as the “Beneficiaries”.

Each Option holder therefore undertakes to notify the Beneficiaries of any firm and irrevocable offer to purchase (“Offer to purchase”), stating the name of the prospective assignee(s) as well as the number, price, and general terms and conditions of the transfer of shares (“Shares”).

Each Beneficiary, without any distinction of rank, shall have a period of thirty (30) days following the date of receipt of the Offer to purchase in which to notify the Option holder of the intention to exercise the right of pre-emption, with a copy sent to the other Beneficiaries. The notice of pre-emption (“Notice of pre-emption”) shall constitute an irrevocable commitment to purchase the number of shares indicated in the Notice of pre-emption at the price and under the terms and conditions defined in the Offer to purchase.

In the event of plurality of Notices of pre-emption, the Beneficiaries shall decide amongst themselves on the distribution of the shares transferred by the Option holder;

In the absence of a Notice of pre-emption within thirty (30) days, the Beneficiaries shall be deemed to have irrevocably waived their right of pre-emption and the Option holder shall be free to transfer the Shares.

2-	Special condition in the event of transfer of 100% of Neolane capital

In the event of notification by the Chairman of the Board of acceptance of a firm offer to purchase concerning 100% of Neolane’s capital (accepted by Neolane shareholders representing more than 75% of the capital), each Option holder agrees to transfer all of his shares subscribed for following the exercise of all of his Options in the fifteen (15) days following notification by the Board of the acceptance of the

Offer, jointly with the transfer of their shares by the Founders and the Investors and under the same terms, conditions and at the same price.

3-	Procedure for executing the special conditions set out in Paras. 1 and 2 above

a.	Right of pre-emption set out in Para. 1 above

For the execution of the right of pre-emption set out in Para. 1 above, express mandate is given by each Option holder to the Chairman of the Board, or to the Chairman of the Administrative Board in the event of company conversion, for a term of ten (10) years from signature of this regulation.

Consequently, in order to execute the right of pre-emption mentioned in Para. 1 above, each Option holder undertakes to inform the Chairman of the Board (or Administrative Board) of any plan to transfer Neolane shares subscribed for following the exercise of all or some of his Options, and the Chairman of the Board (or Administrative Board) shall have full authority and full power to sign the transfer order concerning such transfer, to receive payment for the shares thus transferred, and, more generally, to perform all necessary actions, sign, date, and submit all documents required for the execution of this right of pre-emption. The Chairman of the Board (or Administrative Board) must deliver to the Option holder the transfer price and a certificate stating that the right of pre-emption was executed in accordance with the Shareholders’ Agreement.

b.	Transfer commitment set out in Para. 2 above

For the execution of the transfer commitment set out in Para. 2 above, express mandate is given by each Option holder to the Chairman of the Board, or to the Chairman of the Administrative Board in the event of company conversion, for a term of ten (10) years from signature of this amendment.

Consequently, in order to execute the transfer undertaking mentioned in Para. 2 above, the Chairman of the Board (or Administrative Board) must notify each Option holder of the acceptance of a firm offer to purchase concerning 100% of Neolane’s capital (accepted by Neolane shareholders representing more than 75% of the capital), and shall have full authority and full power to sign the transfer orders concerning the transfer by each Option holder of all of his shares, subscribed for following the exercise of his Options, to receive payment for the shares thus transferred, to comply with all undertakings requested by the purchaser including, where applicable, non-competition and/or confidentiality clauses, to represent each of the Option holders for the exercise of all rights and the execution of all obligations in the context of the agreed guarantees and, more generally, to perform all necessary actions, sign, date and submit all documents required for the transfer of the shares transferred in the context of this transfer undertaking. The Chairman of the Board (or Administrative Board) must deliver to the Option holder the transfer price and a certificate stating that the transfer concerned was executed in accordance with the Shareholders’ Agreement.

NEOLANE
STOCK OPTION GRANT AGREEMENT
Part II
TERMS AND CONDITIONS

1.    Grant of Option.

1.1.    The Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the “Optionee”), subject to the condition precedent of the execution by the Optionee of the documents referred to under section II. 1.2. below, options to subscribe the number of Shares, as set forth in the Notice of Grant (the “Options”), at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan and the US Sub-Plan which are incorporated herein by reference.

In the event of a conflict between the terms and conditions of (i) the Plan and the US Sub-Plan, (ii) and the terms and conditions of this Option Agreement, the terms and conditions of the Plan or the US Sub-Plan shall prevail.

1.2.    The Option will be granted as from the Date of Grant subject to the condition precedent that the Optionee sign, or have signed, and return to the Company Part I and Part II of the Stock Option Grant Agreement.

2.    Exercise of Option

(a)    Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan, this Option Agreement, and the US Sub-Plan. In the event of termination of Optionee’s Continuous Status as a Beneficiary, the exercisability of the Option is governed by the applicable provisions of the Plan, US Sub-Plan and Option Agreement.

(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached hereto (the “Exercise Notice”), comprising a share subscription form (bulletin de souscription) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan and the US Sub-Plan. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company or its designated representative or by facsimile message to be immediately confirmed by certified mail to the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercice Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the proof of payment of such aggregate Exercise Price.

Upon exercise of an Option, the Shares issued to the Optionee shall be assimilated with all other Shares of the Company and shall be entitled to dividends for the fiscal year in course during which the Option is exercised.

3.    Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee :

(1)	wire transfer; or

(2)	check;

(3)	offset between receivables ;or

(4)	any combination of the foregoing methods of payment.

Where the exercise of an Option would lead the Company to be liable for any payment, whether due to fees, taxes or to charges of any nature whatsoever, in place of the Optionee, such Option shall be deemed duly exercised when (a) the full payment for the Shares with respect to which the Option is exercised is executed by the Optionee and (b) the Optionee provides the Company with either (i) the receipt stating the payment by the Optionee of any such fee, tax or charge, as above described that would otherwise be paid by the Company upon exercise of the Option, in place of the Optionee or, (ii) the full payment, under the same conditions, of any amount due to the exercise of the Option to be borne by the Company.

The Company and its Affiliated Companies may not be held responsible in any way if the Beneficiary for any reason not attributable to the Company or its Affiliated Companies was not able to exercise the Option or purchase the Shares.  The payment for the purchase of the shares shall be made by the Optionee under his/her own responsibility according to these Terms and Conditions.

4.    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of the Plan, the US Sub-Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

5.    Term of Option. Subject as provided in the Plan and in the US Sub-Plan, this Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan, the US Sub-Plan, and the terms of this Option Agreement.

6.    Entire Agreement; Governing Law. The Plan and the US Sub-Plan are incorporated herein by reference. The Plan, the US Sub-Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the laws of the Republic of France.

Any claim or dispute arising under the Plan, the US Sub-Plan or this Agreement shall be subject to the exclusive jurisdiction of the court competent for the place of the registered office of the Company.

7.    Language. The Company and the Optionee recognize that the Plan, the US Sub-Plan and this Agreement have been prepared both in the French and the English languages. The French version is the version that binds the parties, which is to be signed by the Optionee and returned to the Company; notwithstanding this, the English version represents an acceptable translation and, consequently, no official translation will be required for the interpretation of this agreement.

OPTIONEE:	NEOLANE

By:	By:

Title:

EXHIBIT A

NEOLANE
Société Anonyme having a share capital of EUR.288.69,08
Registered office : Créteil
438 384 406 R.C.S.

2008 STOCK OPTION PLAN
EXERCISE NOTICE
(Share subscription form)

NEOLANE 45-47 avenue Carnot 94230 Cachan France	[______________], [______]

Attention: [___________]

1.    Exercise of Option. Effective as of today, __________________, __, the undersigned (“Optionee”) hereby elects to subscribe _______________ (_____) shares (the “Shares”) of the Common Stock of NEOLANE (the “Company”) under and pursuant to the Company’s 2008 Stock Option Plan (the “Plan”) adopted by the board on [_____] 2008, the US sub-plan adopted by the board on [_____] 2008 (the “US Sub-Plan”), and the Stock Option Agreement dated ___________, __ (the “Option Agreement”). The subscription price for the Shares shall be EUR. ______, as required by the Option Agreement.

2.    Delivery of Payment. Optionee herewith delivers to the Company the full subscription price for the Shares.

3.    Representations of Optionee. The Optionee acknowledges that Optionee has received, read and understood the Plan, the US Sub-Plan, and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.    Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company) of the Shares, the Optionee shall have, as an Optionee, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, except those the Optionee may have as a shareholder of the Company.

5.    Tax consultation. The Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s subscription or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the subscription or disposition of the Shares. The Optionee is not relying on the Company for any tax advice.

6.    Entire Agreement; Governing Law. The Plan, the US Sub-Plan, and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan, the US Sub-Plan, and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the laws of the Republic of France.

*
* *

This Exercise notice is delivered in two originals one of which shall be returned to the Optionee.

Submitted by: OPTIONEE (*)	Accepted by: NEOLANE

__________________________ Signature	_______________________ Signature

__________________________ Print Name	Its:____________________

Address: __________________________

(*)	The signature of the Optionee must be preceded by the following manuscript mention “accepted for formal and irrevocable subscription of [__________] Shares”.